Exhibit 99.1


March 19, 2004

Dear Shareholders

We are writing to announce the following developments:

New Leadership

Effective March 19, 2004 Susan Fox resigned as President, Chief Executive Officer, and Director of Primecore Mortgage Trust. The internalization of management into Primecore Mortgage Trust is being completed and we expect that it will streamline business operations, and provide greater visibility and accountability to shareholders and the Board of Directors.

Michael Rider, Chief Financial Officer and a veteran of our Company and the real estate industry, has been named President and Chief Executive Officer. In addition to Mr. Rider, Eric Hanke has been named Vice President of Business Development. Mike and Eric together with Ben Hamburg, our General Counsel, will lead the management team. Our Board of Directors, led by Bob Puette, Chairman, will continue to be actively involved in implementing our business plan to rebuild the company and return it to profitability and growth.

Stock Repurchase Price

We have revised the net realizable value of the portfolio, calculated for purposes of repurchases from $4.68 to $4.01. The decrease primarily reflects our reevaluation of several high-end properties in the portfolio based on the most recently available information. Further discussion of this decrease along with detailed financial results for 2003 will be included in the Company's Form 10K filing with the Securities and Exchange Commission, which we expect to file on or before March 30, 2004. This document will be available online at http://www.sec.gov and we will provide it to any shareholder upon request.

Business Plan

Our management team has adopted a plan that we believe will return us to growth and profitability, and increase your return on investment in Primecore. We invite you to join us in a conference call with our management team planned for late April following the filing of our 10K. We will be sharing more details of our business plan at that time. The date, time and dial-in information will be provided to you in early April. In the interim, here are the highlights of our plan:

        o We will focus on investments in housing priced closer to the median sale prices for the counties in which we lend.


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        o We will add new investment products, such as mezzanine and equity financing, to our product mix.
        o We intend to diversify the portfolio into other California metropolitan areas.
        o We plan to change the Company's name in order to better identify us as a residential development capital source.
        o We have formed a team focused on cultivating new partnerships designed to expand our pipeline of new business opportunities.
        o We will continue to provide liquidity to shareholders through our stock redemption policy.
        o Consistent with our drive to grow the business, we intend to increase the frequency of our communication and reporting to our shareholders. To ensure that management remains accessible and responsive to shareholders, Connie Paris, our Investor Relations Manager, will serve as your main contact in Investor Relations.

Recent Investments

We are pleased to announce the following recent investments:

       o We approved and have begun funding a new construction loan for the Baywood project, a 17-unit condominium project in downtown San Mateo.

       o We are developing a 72-unit condominium project in San Jose that has been favorably reviewed by the City of San Jose. We determined that completing the project, which we obtained after the borrower's default, rather than selling the project in its undeveloped state, would maximize the value to shareholders.

During this period of transition, we plan to continue to provide our shareholders with accurate and current information on a timely basis. We believe that with more communications, you will have improved visibility into our business and your investment. Should you have any questions about the information above, please contact Connie Paris at (650) 328-3060.


Sincerely,



Michael Rider                                         Robert Puette
Chief Executive Officer                               Chairman of the Board


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